FORM 3                                                    OMB Approval
                                                ------------------------------
                                                OMB Number            3235-014
                                                Expires:     December 31, 2001
                                                Estimated average burden
                                                 hours per response        0.5
                                                ------------------------------

             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549



           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or Section
                 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*

     Jeffrey Philip Frazier
     2956 Nova Road
     Pine, CO 80470

2.   Date of Event Requiring Statement (Month/Day/Year)

     4/23/01

3.   I.R.S. Identification Number of Reporting Person, if an entity
     (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     Bail Corporation

5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     [__] Director [X] 10% Owner [__] Officer (give title below)
     [__] Other (specify below)

     ----------------

6.   If Amendment, Date of Original (Month/Day/Year)

7.   Individual or Joint/Group (Check Applicable Line)

       X   Form filed by One Reporting Person
     _____

     _____ Form Filed by More than One Reporting Person

------------------------------------------------------------------------------

          Table I   Non-Derivative Securities Beneficially Owned
------------------------------------------------------------------------------
1. Title of Security|2. Amount of   |3. Ownership Form:|4. Nature of Indirect
   (Instr. 4)       |   Securities  |   Direct (D) or  |   Beneficial
                    |   Beneficially|   Indirect (I)   |   Ownership
                    |   Owned       |   (Instr. 5)     |   (Instr. 5)
                    |   (Instr. 4)  |                  |
____________________|_______________|__________________|______________________
Common Stock,       |   1,000,000   |        D         |
  no par value      |               |                  |
____________________|_______________|__________________|______________________

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

------------------------------------------------------------------------------
             Table II   Derivative Securities Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------
1.Title of      |2.Date Exer-    |3.Title and  |4.Conver-|5.Owner- |6.Nature
Derivative      |cisable and     |Amount of    |sion or  |ship Form|of
Security        |Expiration      |Securities   |Exercise |of Deriv-|Indirect
(Instr. 4)      |Date (Month/    |Underlying   |Price of |ative    |Benefi-
                |Day/Year)       |Derivative   |Deriva-  |Security:|cial
                |                |Security     |tive     |Direct   |Owner-
                |                |(Instr. 4)   |Security |(D) or   |ship
                |                |             |         |Indirect |(Instr.5)
                |                |             |         |(I)      |
                |                |             |         |(Instr.5)|
                |________________|_____________|         |         |
                |Date    |Expira-|Title |Amount|         |         |
                |Exercis-|tion   |      |or    |         |         |
                |able    |Date   |      |Number|         |         |
                |        |       |      |of    |         |         |
                |        |       |      |Shares|         |         |
________________|________|_______|______|______|_________|_________|__________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|__________
                |        |       |      |      |         |         |
________________|________|_______|______|______|_________|_________|__________
Explanation of Responses:



                         /s/ Jeffrey Philip Frazier           May 7, 2001
                         -------------------------------      ----------------
                         **Signature of Reporting Person      Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.